EXHIBIT 11

            Statement Regarding the Computation of Earnings Per Share

                                                   For the three month period
                                                         ending March 31
                                                   --------------------------
                                                      1998            1997
                                                   --------------------------

Weighted average shares outstanding:               5,253,278        5,258,537

Common Stock

Common Stock Equivalents
     Stock Options                                         0                0
     Stock Awards                                          0                0
     ESOP Shares                                           0                0
Total Common Stock Equivalents                             0                0

Total weighted average shares outstanding          5,253,278        5,258,537

Net Income                                         1,766,000        1,706,000

Net Income Per Share                                .34(cent)        .32(cent)

Fully Diluted Income Per Share                      .34(cent)        .32(cent)


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